SOVEREIGN TO ACQUIRE

                                CARNEGIE BANCORP

     WYOMISSING, PA ... Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, and Carnegie Bancorp ("Carnegie") (NASDAQ/:CBNJ), parent company of Carnegie Bancorp, N.A., jointly announced today the execution of a definitive agreement ("Agreement") for Sovereign to acquire Carnegie. Carnegie is a $423 million commercial bank holding company headquartered in Princeton, New Jersey whose principal operating subsidiary operates seven community banking offices throughout central New Jersey communities and one community banking office in Pennsylvania.

     The terms of the Agreement call for Sovereign to exchange $35.50 in Sovereign common stock for each outstanding share of Carnegie common stock or a total consideration of approximately $94 million in Sovereign common stock. The price will stay fixed at $35.50 per Carnegie share if Sovereign's average stock price remains between $18.00 and $22.00 per share (collectively, the "Collars") during the 15-day period prior to the closing of the transaction. If the average price of Sovereign's stock drops to $18.00 per share or below during the pricing period prior to closing, Carnegie shareholders would receive a fixed rate of
1.972 shares (the "Maximum Exchange Ratio") of Sovereign common stock for each share of Carnegie common stock. Conversely, if Sovereign's average stock price is $22.00 per share or higher, Carnegie shareholders would receive a fixed rate of 1.614 shares (the "Minimum Exchange Ratio") of Sovereign common stock for each share of Carnegie common stock. The pricing reflects 282% of Carnegie's tangible book value and 20.2 times Carnegie's projected 1998 earnings.


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     Carnegie has the right to terminate the Agreement if the average stock price of Sovereign during the 15-day pricing period falls below $14.47 and Sovereign's decline in value is 15% greater than the percentage decline of a group of similar financial institutions, subject to Sovereign's right to increase the exchange ratio in order to result in a minimum price of $28.53 in Sovereign common stock.

     The merger is subject to approval of various regulatory agencies and Carnegie shareholders. Sovereign anticipates that the transaction will close in the second quarter of 1998 and will be accounted for as a pooling of interests. Sovereign also anticipates recording a one-time after tax merger-related charge of $7 to $8 million at the closing of the transaction.

     Carnegie Bank, N.A. is a commercial bank, headquartered in Princeton, New Jersey. Carnegie's customer base consists primarily of small businesses, professionals, and high net worth individuals. Its business focus has produced solid financial results with a 1997 YTD net interest margin of 4.53% and ROA of 0.93%.

"The combination of these two institutions significantly enhances Sovereign's commercial banking division and assists in extending Sovereign's small business reach into New Jersey," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "Carnegie's high-touch sales culture and emphasis on asset quality mirror Sovereign's critical success factors, and we believe this acquisition is an excellent fit with Sovereign, both geographically and culturally. We expect the merger to be accretive to Sovereign's earnings within two to three quarters following the closing of the transaction," Sidhu added.


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     "The addition of Sovereign's resources as a $17 billion bank will enable
Carnegie to further penetrate its existing markets," remarked Thomas L. Gray, Jr., Carnegie's President and Chief Executive Officer. "As a result of the proposed merger, Carnegie will become part of a dynamic and successful organization," Gray continued.

     Pro forma for the Carnegie acquisition and other pending transactions, Sovereign will have assets totaling $17.4 billion, deposits totaling $9.1 billion, loans of $11.6 billion and operate approximately 180 community banking offices through the tri-state network.

     "The addition of Carnegie Bank is very complimentary to Sovereign's existing franchise," commented Sovereign's Chairman, Richard E. Mohn. "Carnegie will provide Sovereign with unique opportunities to expand our customer reach into extremely desirable customer segments in New Jersey," Mohn continued.

     In connection with the execution of the Agreement, Carnegie granted a stock option to Sovereign to purchase, under certain conditions, up to 19.9% of Carnegie's outstanding shares.

     Sovereign currently has pending the acquisition of ML Bancorp, Inc. ("ML Bancorp"), a $2.2 billion financial institution headquartered in Villanova, Pennsylvania. This acquisition is expected to close late in the first quarter of 1998, and will add 28 community banking offices and significant commercial and mortgage banking capabilities to Sovereign's Pennsylvania franchise. Sovereign does not anticipate that this transaction with Carnegie will alter either the proxy mailing date or closing date of its acquisition of ML Bancorp.


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         Sovereign is a pro forma $17.4 billion bank holding company with approximately 180 community banking offices serving eastern Pennsylvania, northern Delaware and New Jersey. The third largest bank headquartered in Pennsylvania, Sovereign's closing price of its common stock on Friday, December 12, 1997 was $21.6250 per share and its preferred stock closed at $131.9688 per share.


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